UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 30, 2009

BRE Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-14306	94-1722214
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

525 Market Street, 4th Floor, San Francisco, CA	94105-2712
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (415) 445-6530

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencernent communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition

On February 3, 2009, we issued a press release and supplemental financial data with respect to our financial results for the quarter and 12-month period ended December 31, 2008. Copies of the press release and supplemental financial data are furnished as Exhibit 99.1 and Exhibit 99.2 to this report, respectively. The information contained in this Item 2.02 and the attached Exhibit 99.1 and Exhibit 99.2 are furnished to, and not filed with, the Securities and Exchange Commission.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment to Board of Directors

On January 30, 2009, we announced Dennis E. Singleton’s appointment to our board of directors effective February 1, 2009. Mr. Singleton is expected to be named to the audit and real estate committees of the board of directors.

As a director, Mr. Singleton is eligible to participate in the company’s Fifth Amended and Restated Non-Employee Director Stock Option and Restricted Stock Plan, under which he is entitled to automatic annual grants of restricted stock in May of each year. The number of restricted shares awarded can be calculated by dividing $91,000 by the per share fair market value of the company’s common stock on such date. Mr. Singleton’s initial grants are expected to be approved at a meeting of the compensation committee of the board of directors to be held in May 2009 and will include a prorated award for the February 2009 through May 2009 and the annual award for the June 2009 to May 2009 service periods.

A copy of the press release is filed as Exhibit 99.3 to this Form 8-K.

Retirement from Board of Directors

Effective as of May 20, 2009, Robert Fiddaman will retire from our board of directors.

Salary Increase for Executive Vice President

The Company has agreed to increase Kerry Fanwick’s annual base salary to $300,000 effective January 1, 2009 and increase his annual performance based bonus to a target of 80% in recognition of his promotion to Executive Vice President.

Item 8.01     Other Events

On February 3, 2009, we reported operating results for the quarter and year ended December 31, 2008. All per share results are reported on a fully diluted basis.

Fourth Quarter 2008

Funds from operations (FFO), the generally accepted measure of operating performance for real estate investment trusts, totaled $37.7 million, or $0.72 per share, during fourth quarter 2008, as compared with $36.1 million, or $0.69 per share, for the quarter ended December 31, 2007. Fourth quarter FFO included three nonroutine income items totaling $7.8 million, or $0.15 per share, and two nonroutine expense items totaling $5.7 million, or $0.11 per share. Excluding nonrecurring items, FFO for the quarter was $0.68 per share, as compared with $0.69 per share in 2007. (A reconciliation of net income available to common shareholders to FFO is provided at the end of this report.)

Net income available to common shareholders for the fourth quarter totaled $57.3 million, or $1.11 per share, as compared with $30.7 million, or $0.59 per share, for the same period 2007. Gains from property sales totaling $41.2 million, or $0.80 per share, and $16.7 million, or $0.32 per share, are included in fourth quarter earnings per share totals in 2008 and 2007, respectively.

Total revenues from continuing operations for the quarter were $88.3 million, as compared with $84.4 million a year ago, representing growth of 4.6%. Adjusted EBITDA for the quarter totaled $59.6 million, as compared with $60.4 million in fourth quarter 2007. (A reconciliation of net income available to common shareholders to Adjusted EBITDA is provided at the end of this report.)

12-Month Period Ended December 31, 2008

For the full year 2008, FFO totaled $148.1 million, or $2.82 per share, as compared with $136.3 million, or $2.59 per share, for the 12-month period in 2007. FFO for the year 2008 included the nonroutine income and expense items previously mentioned. FFO for the year 2007 included nonroutine income of $1.9 million, or $0.04 per share, and a nonrecurring charge of $2.8 million, or $0.05 per share. Excluding all nonroutine income and expense items, core FFO per share growth was 6.5% year-over-year.

Net income available to common shareholders for the 12-month period totaled $129.0 million, or $2.50 per share, as compared with $109.2 million, or $2.11 per share, for the full year 2007. The 2008 results included gains from property sales totaling $66.0 million, or $1.28 per share; the 2007 results included similar gains totaling $56.0 million, or $1.08 per share.

For the full year 2008, total revenues from continuing operations were $350.9 million, as compared with $327.2 million for 2007, representing growth of 7.2%. Adjusted EBITDA for the 12-month period totaled $242.4 million, as compared with $235.2 million for 2007.

Our earnings and FFO results were driven primarily by same-store property-level operating results and income from newly developed properties. Same-store NOI growth was 1.6% and 3.2% for the quarter and 12-month periods, respectively, as compared with the same periods in 2007. For the fourth quarter and full-year period, same-store NOI increased $0.9 million and $7.0 million, respectively, relative to the same periods in the prior year. Newly developed communities generated $2.0 million and $8.3 million in additional NOI during the quarter and the full-year period, respectively, as compared with the same periods in 2007. (A reconciliation of net income available to common shareholders to NOI is provided at the end of this report.)

Same-Store Property Results

We define same-store properties as stabilized apartment communities that we have owned for at least five full quarters. Of the 21,196 apartment units we own directly, same-store units totaled 19,053 for the quarter.

On a year-over-year basis, same-store NOI growth was driven by revenue growth of 1.6% for the quarter and 3.4% for the year. Average same-store market rent for the fourth quarter 2008 increased 1.8% to $1,508 per unit, from $1,481 per unit in fourth quarter 2007. Same-store physical occupancy levels averaged 93.7% during fourth quarter 2008, as compared with 93.9% for the same period in 2007. Rent concessions in the same-store portfolio totaled $1.3 million, or 9.0 days rent, for fourth quarter 2008, as compared with $490,000, or 3.3 days rent, for the same period in 2007. Property-level year-over-year operating expense growth was 1.8% for the quarter and 4.0% for the year.

On a sequential basis, same-store revenue declined 1.8%; expense savings kept NOI flat against third quarter results. The year-over-year and sequential results for the fourth quarter depict challenging operating conditions that deteriorated further at the end of the year across all of our markets. The economic recession and its impact – continuing job losses, tight credit, home foreclosures and excess supply of single-family housing – have resulted in negligible growth in revenues and NOI for the quarter, and modest growth year-over-year. The sequential results point to the continued erosion of market fundamentals in 2009.

Development and Construction

At the end of fourth quarter 2008, we had one development community in lease-up: 5600 Wilshire in Los Angeles, Calif. When completed, 5600 Wilshire will have 284 units, of which 159 were delivered, and 68 were leased and occupied. Subsequent to the end of the quarter, Park Viridian, a 320-unit community in Anaheim, Calif., entered the lease-up phase.

Including the Wilshire and Anaheim sites referenced above, we currently have five communities under construction, with a total of 1,367 units, an aggregate projected investment of $456.6 million and an estimated balance to complete totaling $105.9 million. We also own three land parcels held for future development. No construction starts are planned for 2009.

Dispositions

During the fourth quarter 2008, we sold three properties: Park at DashPoint, 280 units, in Federal Way, Wash.; Blue Rock Village, 560 units, in Vallejo, Calif.; and Quail Chase, 90 units, in Sacramento, Calif. The total sales price for these three properties was approximately $93.5 million, for which we recorded a total gain on sale of approximately $41.2 million, or $0.80 per share, for the fourth quarter.

For the year, we sold a total of six properties (four in Sacramento, one in Northern California and one in Seattle) with an aggregate sales price of $167.3 million, and recorded a total net gain on sale of approximately $66.0 million. The blended cap rate for these transactions was 6.7%.

At December 31, we had classified as held-for-sale one operating property in the Inland Empire, with a total net book value of $14.9 million. Subsequent to the end of the quarter, we sold an excess parcel of land adjacent to its Santa Clara, Calif. development site for approximately $17.0 million, equal to its carrying value.

Nonroutine Income and Expense Items

During the fourth quarter, we recorded nonroutine income of $4.4 million from a legal settlement regarding Pinnacle Galleria, a 246-unit community in Sacramento, Calif., and $1.0 million from a forfeited escrow deposit on a defaulted property sale. In December, we repurchased $10.4 million of its 4.125% convertible senior notes due 2026, and recorded a $2.4 million net gain on retirement of debt. The convertible senior notes have a February 2012 put-call option.

As reported in a January 12, 2009 news release, we recorded a nonrecurring expense of $5.1 million in the fourth quarter for abandonment charges on three parcels of land under control (two in the Inland Empire and one in Northern California). We also announced a reduction in workforce and attendant cash severance charges totaling approximately $1.5 million, of which $0.6 million will be recorded as an expense, and $0.9 million capitalized as development costs under GAAP. Both nonrountine expense items will be recorded in fourth quarter 2008; no severance charges will be recognized in first quarter 2009 as previously announced. The reduction in force involved management and staff-level associates primarily in the development area, reducing the overall level of employees by 4%, and development personnel by 36%.

Common and Preferred Dividends Declared

On January 29, 2009, our Board of Directors approved regular common and preferred stock dividends for the quarter ending March 31, 2009. All common and preferred dividends will be payable on Tuesday, March 31, 2009 to shareholders of record on Friday, March 13, 2009.

The board also declared that the first quarter 2009 common dividend will remain unchanged from the previous quarter: $0.5625 per share. The quarterly dividend payment is equivalent to $2.25 per share on an annualized basis, and represents a yield of approximately 8.9% on yesterday’s closing price of $25.32 per share. We have paid uninterrupted quarterly dividends to shareholders since being founded in 1970.

Our 6.75% Series C preferred dividend is $0.421875 per share; the 6.75% Series D preferred dividend is $0.421875 per share.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this report contains forward-looking statements regarding the continued erosion of market fundamentals in 2009, the company’s capital resources, portfolio performance and results of operations, and is based on our current expectations and judgment. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intentions. The following factors, among others, could affect actual results and future events: defaults or nonrenewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets that no longer meet our investment criteria under acceptable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, erosion of market fundamentals in 2009 due to the current recession, and increases in real property tax rates. Our success also depends on general economic trends, including interest rates, tax laws, governmental regulation, legislation, population changes and other factors, including those risk factors discussed in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K as they may be updated from time to time by our subsequent filings with the Securities and Exchange Commission, or SEC. Do not rely solely on forward-looking statements, which only reflect management’s analysis. We assume no obligation to update this information. For more details, please refer to our SEC filings, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

BRE Properties, Inc.

Consolidated Balance Sheets

Fourth Quarter 2008

(Unaudited, dollar amounts in thousands except per share data)

	December 31, 2008	December 31, 2007
ASSETS
Real estate portfolio:
Direct investments in real estate:
Investments in rental properties	$2,906,722	$2,823,279
Construction in progress	292,996	297,939
Less: accumulated depreciation	(509,647)	(458,474)

	2,690,071	2,662,744

Equity interests in and advances to real estate joint ventures:
Investments in rental properties	62,497	62,966
Real estate held for sale, net	31,936	30,548
Land under development	122,616	125,382

Total real estate portfolio	2,907,120	2,881,640
Cash	7,724	6,952
Other assets	76,485	65,068

TOTAL ASSETS	$2,991,329	$2,953,660

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unsecured senior notes	$1,529,600	$1,540,000
Unsecured line of credit	245,000	205,000
Mortgage loans	151,496	174,082
Accounts payable and accrued expenses	91,039	80,406

Total liabilities	2,017,135	1,999,488

Minority interests	29,268	30,980

Shareholders’ equity:
Preferred Stock, $0.01 par value; 20,000,000 shares authorized: 7,000,000 shares with $25 liquidation preference issued and outstanding at December 31, 2008 and December 31, 2007, respectively	70	70
Common stock, $0.01 par value, 100,000,000 shares authorized. Shares issued and outstanding: 51,149,745 and 50,968,448 at December 31, 2008 and December 31, 2007, respectively	511	510
Additional paid-in capital	944,345	922,612

Total shareholders’ equity	944,926	923,192

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,991,329	$2,953,660

BRE Properties, Inc.

Consolidated Statements of Income

Quarters Ended December 31, 2008 and 2007

(Unaudited, dollar and share amounts in thousands)

	Quarter ended 12/31/08	Quarter ended 12/31/07	Twelve months ended 12/31/08	Twelve months ended 12/31/07
REVENUE
Rental income	$85,055	$81,130	$337,063	$313,756
Ancillary income	3,276	3,232	13,856	13,493

Total revenue	88,331	84,362	350,919	327,249
EXPENSES
Real estate expenses	$25,618	$24,487	$104,301	$97,235
Depreciation	20,691	20,342	80,646	75,418
Interest expense	21,374	21,578	85,799	82,009
General and administrative	5,784	4,716	20,578	18,241
Other expenses	5,719	—	5,719	—

Total expenses	79,186	71,123	297,043	272,903
Other income	6,047	756	7,885	5,787
Net gain from extinguishment of debt	2,369	—	2,369	—

Income before minority interests, partnership income and discontinued operations	17,561	13,995	64,130	60,133
Minority interests	(550)	(560)	(2,291)	(2,279)
Partnership income	593	652	2,560	2,133

Income from continuing operations	17,604	14,087	64,399	59,987
Discontinued operations:
Discontinued operations, net (1)	1,470	2,865	10,428	12,137
Net gain on sales	41,164	16,708	65,984	55,957

Total discontinued operations	42,634	19,573	76,412	68,094
NET INCOME	$60,238	$33,660	$140,811	$128,081
Redemption related preferred stock issuance cost	—	—	—	2,768
Dividends attributable to preferred stock	2,953	2,953	11,813	16,122

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$57,285	$30,707	$128,998	$109,191

Net income per common share - basic	$1.12	$0.60	$2.53	$2.15

Net income per common share - assuming dilution	$1.11	$0.59	$2.50	$2.11

Weighted average shares outstanding - basic	51,120	50,880	51,050	50,735

Weighted average shares outstanding - assuming dilution	51,385	51,705	51,700	51,780

(1)    Details of net earnings from discontinued operations. For 2008, includes one operating property held for sale as of December 31, 2008, three properties sold in the fourth quarter of 2008 and three properties sold in the third quarter of 2008. The 2007 totals include the properties mentioned above and four properties sold in 2007.

	Quarter ended 12/31/08	Quarter ended 12/31/07	Twelve months ended 12/31/08	Twelve months ended 12/31/07
Rental and ancillary income	$2,779	$6,051	$18,179	$27,392
Real estate expenses	(1,309)	(2,171)	(6,903)	(9,981)
Depreciation	—	(911)	(813)	(4,531)
Interest expense	—	(104)	(35)	(743)

Income from discontinued operations, net	$1,470	$2,865	$10,428	$12,137

BRE Properties, Inc.

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

This document includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below. BRE’s definition and calculation of non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable. The non-GAAP financial measures should not be considered an alternative to net income or any other GAAP measurement of performance and should not be considered an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

Funds from Operations (FFO)

FFO is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the NAREIT definition.

We believe that FFO is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated property, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in real estate assets. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.

Management also believes that FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. Our FFO may not be comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT definition.

	Quarter Ended 12/31/08	Quarter Ended 12/31/07	Twelve Months Ended 12/31/2008	Twelve Months Ended 12/31/2007
Net income available to common shareholders	$57,285	$30,707	$128,998	$109,191
Depreciation from continuing operations	20,691	20,342	80,646	75,418
Depreciation from discontinued operations	—	911	813	4,531
Minority interests	550	560	2,291	2,279
Depreciation from unconsolidated entities	482	409	1,715	1,285
Net gain on investments	(41,164)	(16,708)	(65,984)	(55,957)
Less: Minority interests not convertible to common	(106)	(106)	(423)	(422)

Funds from operations	$37,738	$36,115	$148,056	$136,325

Diluted shares outstanding - EPS	51,385	51,705	51,700	51,780
Net income per common share - diluted	$1.11	$0.59	$2.50	$2.11

Diluted shares outstanding - FFO	52,190	52,550	52,530	52,650
FFO per common share - diluted	$0.72	$0.69	$2.82	$2.59

BRE Properties, Inc.

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined by BRE as EBITDA, excluding minority interests, gains or losses from sales of investments, preferred stock dividends and other expenses. We consider EBITDA and Adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation, interest, and, with respect to Adjusted EBITDA, gains (losses) from property dispositions and other charges, which permits investors to view income from operations without the impact of noncash depreciation or the cost of debt, or with respect to Adjusted EBITDA, other non-operating items described above.

Because EBITDA and Adjusted EBITDA exclude depreciation and amortization and capture neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of EBITDA and Adjusted EBITDA as measures of our performance is limited. Below is a reconciliation of net income available to common shareholders to EBITDA and Adjusted EBITDA:

	Quarter Ended 12/31/08	Quarter Ended 12/31/07	Twelve Months Ended 12/31/2008	Twelve Months Ended 12/31/2007
Net income available to common shareholders	$57,285	$30,707	$128,998	$109,191
Interest, including discontinued operations	21,374	21,682	85,834	82,752
Depreciation, including discontinued operations	20,691	21,253	81,459	79,949

EBITDA	99,350	73,642	296,291	271,892
Minority interests	550	560	2,291	2,279
Net gain on sales	(41,164)	(16,708)	(65,984)	(55,957)
Dividends on preferred stock	2,953	2,953	11,813	16,122
Other expenses	5,719	—	5,719	—
Nonroutine income items	(7,776)	—	(7,776)	(1,900)
Redemption related to preferred stock issuance cost	—	—	—	2,768

Adjusted EBITDA	$59,632	$60,447	$242,354	$235,204

Net Operating Income (NOI)

We consider community level and portfolio-wide NOI to be an appropriate supplemental measure to net income because it helps both investors and management to understand the core property operations prior to the allocation of general and administrative costs. This is more reflective of the operating performance of the real estate, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Because NOI excludes depreciation and does not capture the change in the value of our communities resulting from operational use and market conditions, nor the level of capital expenditures required to adequately maintain the communities (all of which have real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI consistently with our definition and, accordingly, our NOI may not be comparable to such other REITs’ NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. NOI also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

	Quarter Ended 12/31/08	Quarter Ended 12/31/07	Twelve Months Ended 12/31/2008	Twelve Months Ended 12/31/2007
Net income available to common shareholders	$57,285	$30,707	$128,998	$109,191
Interest, including discontinued operations	21,374	21,682	85,834	82,752
Depreciation, including discontinued operations	20,691	21,253	81,459	79,949
Minority interests	550	560	2,291	2,279
Net gain on sales	(41,164)	(16,708)	(65,984)	(55,957)
Dividends on preferred stock	2,953	2,953	11,813	16,122
General and administrative expense	5,784	4,716	20,578	18,241
Other expenses	5,719	—	5,719	—
Net gain on extinguishment of debt	(2,369)	—	(2,369)	—
Redemption related to preferred stock issuance cost	—	—	—	2,768

NOI	$70,823	$65,163	$268,339	$255,345

Less Non Same-Store NOI	13,968	9,198	42,034	35,994

Same-Store NOI	$56,855	$55,965	$226,305	$219,351

ITEM 9.01     Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description

99.1	Press release of BRE Properties, Inc. dated February 3, 2009, including attachments.

99.2	Supplemental Financial data dated February 3, 2009, including attachments.

99.3	Press release of BRE Properties, Inc. dated January 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRE Properties, Inc.
(Registrant)

Date: February 4, 2009	/s/ Edward F. Lange, Jr.
Edward F. Lange, Jr.
Executive Vice President and Chief Operating Officer

Exhibit Index

Exhibit Number	Description

99.1	Press release of BRE Properties, Inc. dated February 3, 2009, including attachments.

99.2	Supplemental Financial data dated February 3, 2009, including attachments.

99.3	Press release of BRE Properties, Inc. dated January 30, 2009.